EXHIBIT 99

NEWS RELEASE

Constance C. Bienfait Vice President, Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

- PhosLo® Demand Remains Strong -

- Company on Track to Announce StaphVAX® Phase III Data Late October or Early November -

Boca Raton, Florida, October 19, 2005 – Nabi Biopharmaceuticals (Nasdaq: NABI) reported today that revenues from PhosLo® (calcium acetate) in the third quarter exceeded levels reported in the first two quarters of 2005 combined. Patient demand has remained strong despite intense competitive activity. Reported PhosLo revenues totaled $8.1 million and correlate to patient usage during the third quarter. Importantly, the cash margin earned on these improved revenues helped to fund an increasing investment in support of the anticipated commercial launch of StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine] in 2006. Also today, the company reported that it has continued to make significant progress toward its four main goals for the remainder of 2005: report top-line results from the StaphVAX confirmatory Phase III clinical trial; file its Biologics License Application (BLA) for StaphVAX in the U.S. by the end of 2005; support the review and approval of the StaphVAX license application in Europe; and complete studies to support the broader clinical application of StaphVAX. In total, cash and marketable securities decreased $20 million during the quarter in support of the company’s investment in these activities. At the end of the third quarter, cash and marketable securities totaled $136.5 million.

In line with its strategy to develop and commercialize a comprehensive healthcare-associated infections franchise, Nabi Biopharmaceuticals has recently achieved several important milestones. The company announced positive results from its consistency lots study evaluating the quality of three lots of StaphVAX manufactured at commercial scale. This provided important evidence that a reliable supply of the vaccine can be manufactured by the company’s contract manufacturing partner to support its initial launch in Europe and in the U.S. In addition, results from a safety and immunogenicity study in orthopedic surgery patients, when combined with earlier data from a clinical study in cardiac surgery patients, adds to the clinical evidence that StaphVAX could confer benefit in protecting broader patient populations from life threatening S. aureus infections. The company also initiated a long-term dosing study designed to evaluate the use of StaphVAX to provide protection well beyond one year in patients who are at chronic risk for S. aureus infections. This study is important in realizing the company’s strategic goal to commercialize a comprehensive solution to S. aureus infections through better short- and long-term outcomes for patients, thereby reducing the overall cost of care. Finally, Nabi Biopharmaceuticals initiated the first human clinical study for its vaccine being developed to prevent S. aureus type 336 infections. When combined with the current formulation of StaphVAX, this vaccine should allow Nabi Biopharmaceuticals to provide an approach to prevent essentially all clinically relevant S. aureus infections.

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Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

The company also continued to make progress with European regulators toward the approval of its Marketing Authorization Application (MAA) for the use of StaphVAX to prevent S. aureus infections in end-stage renal disease (ESRD) patients on hemodialysis. In support of an expected launch of StaphVAX in the UK, Ireland and Germany in 2006, the company appointed Edwin Klumper, M.D., as vice president of sales and marketing for Europe and Chris Tovey as country manager in the UK and Ireland, and is hiring additional personnel. In addition, Nabi Biopharmaceuticals continued to build relationships with key opinion leaders across Europe and with partners who have experience in medical education, reimbursement, and healthcare-associated infections. As a result of these efforts, the company believes that the commercial opportunity for StaphVAX in Europe aligns well with the recognition of the need for a preventative approach shared by key opinion leaders and public health officials.

“Our significant accomplishments in 2005 have brought us much closer to achieving our goal to file our BLA and commercialize StaphVAX in Europe and the United States,” stated Thomas H. McLain, chairman, chief executive officer and president. “Hospital-acquired infections are the fourth leading cause of death in the United States today, according to the United States Centers for Disease Control and Prevention. We believe our focus on developing treatments to prevent these infections positions us in an important leadership role in solving this serious and unmet medical need. These efforts have clearly defined that our focus in this area is unique and that our infectious disease franchise can provide a solution to the global burden of healthcare-associated infections – both from a public health perspective and an economic one.”

“True to our core business strategy, we have also remained focused on advancing our base business,” continued Mr. McLain. “Refocused sales and marketing efforts emphasizing PhosLo’s proven efficacy and economic advantages, as well as its safety profile, have resulted in a positive prescription response and lower wholesale inventory levels. In addition, we recently introduced our Share Program, which provides PhosLo to ESRD patients who do not have health insurance. In just two months, almost 3,000 additional patients are now taking this important therapy. We also remain committed to our approach to provide solid clinical data from well-designed clinical studies to support the advantages of our products. Towards that end, we just completed the enrollment of the CARE2 study, a full three months ahead of schedule. This study is expected to provide important clinical data in 2005 and 2006 in support of PhosLo’s efficacy, safety and value.”

Review of Operations

Sales of PhosLo were $8.1 million in the third quarter of 2005 compared to $9.2 million in the third quarter of 2004 and $7.0 million in the first two quarters of 2005 combined. Continued strong patient utilization of PhosLo in the third quarter of 2005 exceeded shipments to wholesalers resulting in reduced wholesaler inventory levels of PhosLo. As a result of reduced inventory levels, the company reversed the deferral of $5.2 million of revenue recorded in the second quarter when wholesaler inventories were higher. That reversal is included in reported revenue in the third quarter. Also, the conversion of patients to the gelcap formulation of PhosLo was virtually completed in the third quarter with less than one month’s supply of PhosLo tablets on hand at wholesaler locations.

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Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

Sales of Nabi-HB® [Hepatitis B Immune Globulin (Human)] totaled $10.8 million in the third quarter of 2005 as compared to sales of $13.7 million in the comparable quarter in 2004. The decrease in Nabi-HB sales from third quarter 2004 levels is consistent with a reported decrease in the number of HBV-positive liver transplant surgeries in 2005. Increasing use of Nabi-HB for patients undergoing maintenance therapy following liver transplant partially offset this trend. For the first nine months of 2005, overall patient use of the product as reported on internal tracking data is consistent with reported revenues.

Sales of the company’s other biopharmaceutical products were $1.3 million in the third quarter of 2005, compared to $2.1 million in the third quarter of 2004. Results in the 2005 period reflect lower sales of Aloprim™ [Allopurinol sodium for injection], due to the introduction of a competitive product in the second half of 2004, offset by increased contract manufacturing revenue.

Sales of antibody products were $10.6 million in the quarter, compared to $11.0 million in the corresponding quarter of 2004. This is a result of slightly increased production of non-specific plasma and lower sales of specialty plasmas as the company retained anti-HBs plasma for future production of Nabi-HB, consistent with its strategy for this segment of its operations. Also during the quarter, the company allocated some of its plasma production capacity to produce anti-S. aureus plasma in preparation for the manufacture of Altastaph™ [Staphylococcus aureus Immune Globulin Intravenous (Human)] for use in future clinical trials.

Research and development expenses totaled $17.4 million in the quarter compared to $17.7 million in the third quarter of 2004 and $18.6 million in the second quarter of 2005. These expenses were driven primarily by the costs associated with advancing the StaphVAX clinical program, including completion of the StaphVAX confirmatory Phase III clinical trial, ongoing development of StaphVAX manufacturing capacity and the preparation for filing the StaphVAX BLA, which is expected by the end of 2005. Research and development expenses also included costs related to clinical trials of next generation Gram-positive infections programs, preparatory steps for future clinical trials of Altastaph and clinical programs supporting PhosLo.

In line with company-established expectations, selling, general and administrative expenses increased to $19.6 million due to activities related to the future commercialization of StaphVAX. This included ongoing market and pricing research, establishing commercial operations in Europe and pre-launch marketing activities.

Other operating expenses were $2.3 million for the quarter, comparable to 2004 same quarter totals. These expenses primarily reflect amortization of the intangible assets associated with the acquisition of PhosLo.

As a result of the above factors, the company reported a net loss of $16.1 million, or $0.27 per share for the third quarter compared to a net loss of $10.9 million or $0.18 per share in the comparable quarter of 2004.

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Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

Additional Outlook for 2005

Following the reduction of wholesaler customer inventory levels of PhosLo, partially offset by the impact of a previously announced price increase, the company now projects that full year sales of PhosLo will be in the range of $26 million to $28 million. Considering the decrease in liver transplants, offset by the increased use of Nabi-HB in maintenance therapy post transplant, the company projects that Nabi-HB sales will be at least equal to 2004 sales of $40 million. For full year 2005, biopharmaceutical revenues are now expected to be in the range of $75 million to $79 million. Total revenues are expected to be between $120 million and $125 million. Expectations for research and development expense to increase up to 20% from last year are unchanged. Related to accelerating preparations for the launch of StaphVAX in Europe and the U.S. as well as expected increased sales and marketing, the company now expects selling, general and administrative expenses to increase approximately 20% from 2004 levels.

Management’s discussion of third quarter 2005 results and expectations for the remainder of 2005 can be accessed through the audio link http://audioevent.mshow.com/254612/ or at Nabi Biopharmaceutical’s website at www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is 877-569-0953 conference code 9776906, and the international call-in number is 706-634-4967 conference code 9776906. An audio replay will be available for U.S./Canada callers at 800-642-1687 conference code 9776906, and for international callers at 706-645-9291 conference code 9776906. The audio webcast will begin today at 4:30 p.m. Eastern Time and a replay of the audio webcast will remain available through October 26, 2005 at 5:00 p.m. Eastern Time. If you have any questions concerning the audio webcast, please contact Nabi Biopharmaceutical’s Investor Relations Department at 561-989-5815.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. We are poised to capture large commercial opportunities in our core business areas: Gram-positive bacterial infections, hepatitis, kidney disease (nephrology), and opportunistically in nicotine addiction. We have three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ [Allopurinol sodium (for injection)] and a number of products in various stages of clinical and preclinical development. The company filed its Marketing Authorization Application (MAA) in Europe for its product candidate, StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine], in December 2004. The application was accepted for review in January 2005. StaphVAX is currently in a confirmatory Phase III clinical trial in the U.S. StaphVAX is designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. S. aureus bacteria are a major cause of hospital-acquired infections and are becoming increasingly resistant to antibiotics. The company also filed MAAs in Europe to market Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] under the trade name HEBIG™ for the prevention of hepatitis B disease in HBV-positive liver transplant patients; and for PhosLo® (calcium acetate), which is already marketed in the United States. The company’s other products in development include Altastaph™ [Staphylococcus aureus Immune Globulin Intravenous (Human)], an antibody for prevention and treatment of S. aureus infections, NicVAX™ [Nicotine Conjugate Vaccine], a vaccine to treat nicotine addiction, and Civacir™ [Hepatitis C Immune Globulin (Human)], an antibody for preventing hepatitis C virus re-infection in liver transplant patients. For additional information on Nabi Biopharmaceuticals, please visit our website at http://www.nabi.com.

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Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

This press release contains forward-looking statements that reflect the company’s current expectations regarding future events. Any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of any number of factors, including, but not limited to, risks relating to the possibility that our confirmatory Phase III clinical trial for StaphVAX or our plans to commercialize StaphVAX in the European Union and U.S. may not be successful; the possibility that we may not realize the value of our acquisition of PhosLo; the ability of the company to prevail in patent litigation; ability to raise additional capital on acceptable terms; the company’s dependence upon third parties to manufacture its products; the company’s ability to utilize the full capacity of its manufacturing facility; the impact on sales of Nabi-HB from patient treatment protocols and the number of liver transplants performed in HBV-positive patients; reliance on a small number of customers; the future sales growth prospects for the company’s biopharmaceutical products; and the company’s ability to obtain regulatory approval for its products in the U.S. or abroad or to successfully develop, manufacture and market its products. These factors are more fully discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission.

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Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Sales	$30,768	$43,774	$82,724	$138,367
Costs and expenses:
Costs of products sold, excluding amortization of intangible assets	14,328	17,495	44,559	55,033
Royalty expense	460	3,331	3,139	12,924

Gross Margin, excluding amortization of intangible assets	15,980	22,948	35,026	70,410
Selling, general and administrative expense	19,627	12,009	51,259	38,846
Research and development expense	17,410	17,718	51,242	46,301
Amortization of intangible assets	2,223	2,105	6,734	6,424
Other operating expense, principally freight	117	175	273	370

Operating loss	(23,397)	(9,059)	(74,482)	(21,531)

Interest income	1,266	428	2,744	1,112
Interest expense	(987)	(296)	(2,016)	(2,104)
Other income (expense), net	74	9	(111)	17

Loss before benefit (provision) for income taxes	(23,044)	(8,918)	(73,865)	(22,506)
Benefit (provision) for income taxes	6,926	(2,003)	20,995	(10,832)

Net loss	$(16,118)	$(10,921)	$(52,870)	$(33,338)

Basic and diluted loss per share	$(0.27)	$(0.18)	$(0.89)	$(0.57)

Basic and diluted weighted average shares outstanding	59,991	59,149	59,738	58,632

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$20,215	$32,823	$52,209	$103,307
Antibody Products:
Specialty antibodies	4,143	4,621	14,121	17,639
Non-specific antibodies	6,410	6,330	16,394	17,421

Total antibodies	10,553	10,951	30,515	35,060

Total	$30,768	$43,774	$82,724	$138,367

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Nabi Biopharmaceuticals Reports Third Quarter 2005 Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	September 24, 2005	December 25, 2004
Cash and cash equivalents	$55,262	$94,759
Marketable securities	81,250	8,350
Restricted cash, current	803	672
Trade accounts receivable, net	15,784	32,405
Inventories, net	27,270	20,175
Prepaid expenses and other assets	32,562	6,227
Property, plant and equipment, net	114,595	115,406
Intangible assets, net	83,210	89,728
Restricted cash, noncurrent	3,564	—
Other assets, net	718	449

Total assets	$415,018	$368,171

Trade accounts payable and accrued expenses	$47,681	$54,233
Notes payable and capital lease obligations, net	13,448	23,844
2.875% Convertible Senior Notes	109,103	—
Other liabilities	8,497	5,773
Stockholders’ equity	236,289	284,321

Total liabilities and stockholders’ equity	$415,018	$368,171

Capital expenditures were $6.6 million and $15.2 million for the nine months ended September 24, 2005 and September 25, 2004, respectively.

Depreciation and amortization expenses were $14.3 million and $13.2 million for the nine months ended September 24, 2005 and September 25, 2004, respectively.

Restricted cash, noncurrent represents a lease security deposit for the research and development facility in Gaithersburg, Maryland.

The 2004 condensed balance sheet has been derived from the audited balance sheet for the year ended December 25, 2004. Certain items in the 2004 consolidated financial statements have been reclassified to conform to the current year’s presentation.

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